Exhibit 99.1

For Immediate Release March 6, 2003	For Information Contact Kurt Davis 303-672-8830

Coram Executive Stepping Down

DENVER — March 6, 2003 — Coram Healthcare Corporation (OTCBB:CRHEQ) and Coram, Inc., collectively referred to as Coram or the Company, today announced that Daniel D. Crowley will resign from his leadership position at the Company effective March 31, 2003.

“I have enjoyed working with the dedicated people of Coram and am proud of what we achieved together in significantly improving the Company’s financial and operational performance over the past three years,” said Mr. Crowley. “I remain hopeful that an equitable Plan of Reorganization can be approved soon and that Coram will emerge from bankruptcy with a bright future.”

Mr. Crowley’s three-year employment contract to serve as Chairman, President and Chief Executive Officer expired in November 2002. Since that time, he has been performing similar services at the request of the Company’s court-appointed Chapter 11 Trustee, Arlin M. Adams, pending consideration of his continued employment by the U.S. Bankruptcy Court for the District of Delaware.

At a hearing held on March 3, 2003, United States Bankruptcy Judge Mary F. Walrath denied the motion to retain Mr. Crowley as Chief Transition and Restructuring Officer. As a result of the Bankruptcy Court’s action and Mr. Crowley’s pending resignation, the Trustee is examining options concerning the possible replacement of Mr. Crowley during the continuing reorganization process. The Trustee, together with his advisors, is working closely with the Company’s senior management to continue normal operations and services.

“I have a great deal of confidence in the management and employees of Coram and have asked them to continue operating the company to maintain quality services to patients. With continued focus, I believe the Company can emerge from bankruptcy in a position to prosper,” said Trustee Adams.

Coram filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on August 8, 2000. The Company’s operating subsidiaries have continued to maintain normal patient services and business operations, paying trade creditors currently throughout the process, and not having to utilize its debtor-in-possession financing.

Denver-based Coram Healthcare Corporation, through its subsidiaries, including all branch offices, is a national leader in providing specialty infusion therapies, outsourced hospital admixing services and support for clinical trials.

Note: Except for historical information, all other statements in this press release are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may vary materially from these forward-looking statements due to important risk factors including the Company’s lack of profitability; uncertainties associated with the outcomes of certain pending legal proceedings, including the bankruptcy; the Company’s significant level of outstanding indebtedness; the Company’s ability to comply with certain government regulations; the Company’s need to obtain additional financing or equity; the Company’s limited liquidity; and the Company’s dependence upon relationships and prices paid by third-party payors for the Company’s services; and certain other factors. Certain risk factors are described in greater detail in the Company’s Form 10-K Annual Report and 10-Q Quarterly Reports and 8-K Current Reports on file with the Securities and Exchange Commission.

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